EXHIBIT 4.5

NATIONAL PENN BANCSHARES, INC.

KNBT BANCORP, INC.

SUBSTITUTE 2004 STOCK OPTION PLAN

As assumed, amended and restated effective February 1, 2008

ARTICLE I

ESTABLISHMENT OF THE PLAN

1.01 National Penn Bancshares, Inc. (“National Penn”) hereby establishes this Substitute 2004 Stock Option Plan (the “Plan”) as required by the terms of Section 2.05 of the Agreement and Plan of Merger dated as of September 6, 2007 (the “Merger Agreement”), by and between National Penn and KNBT Bancorp, Inc. (“KNBT”), upon the terms and conditions hereinafter stated.

ARTICLE II

PURPOSE OF THE PLAN

2.01 Purpose. The purpose of the KNBT Bancorp, Inc. 2004 Stock Option Plan (the “2004 KNBT Plan”) was to improve the growth and profitability of KNBT and its Subsidiaries by providing Employees and Non-Employee Directors with a proprietary interest in KNBT as an incentive to contribute to the success of KNBT and its Subsidiaries, and to reward Employees and Non-Employee Directors for outstanding performance.

2.02 Options Under the Plan. Incentive Stock Options and Non-Qualified Options were granted within the limitations of the Plan herein described.

2.03 Capitalized Terms. Capitalized terms and phrases used and not otherwise defined herein shall have the meanings given in Article III hereof.

ARTICLE III

DEFINITIONS

The following words and phrases when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the meanings set forth below. Wherever appropriate, the masculine pronouns shall include the feminine pronouns and the singular shall include the plural.

3.01 “Advisory Director” means a person appointed to serve in such capacity by the Board of either KNBT or Keystone Nazareth Bank & Trust Company.

3.02 “Beneficiary” means the person or persons designated by an Optionee to receive any benefits payable under the 2004 KNBT Plan in the event of such Optionee’s death. Such person or persons were designated in writing on forms provided for that purpose by the KNBT Committee charged with administering the 2004 KNBT Plan and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Optionee’s surviving spouse, if any, or if none, his or her estate.

3.03 “Board” means the Board of Directors of National Penn.

3.04 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.05 “Committee” means the Compensation Committee of the Board, which shall be comprised of, at all times, two or more directors appointed by the Board pursuant to Article IV hereof, and each of whom shall be: (a) “non-employee directors” as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act; and (b) “outside directors” within the meaning of Section 162(m) of the Code.

3.06 “Director” means a member of the Board of Directors of KNBT or a Subsidiary or any successors thereto, including Non-Employee Directors as well as Officers and Employees serving as Directors.

3.07 “Disability” means any physical or mental impairment which (a) qualifies an Optionee for disability benefits under the applicable long-term disability plan maintained by National Penn or a Subsidiary or (b) if no such plan applies, would qualify such Optionee for disability benefits under the long-term disability plan maintained by National Penn, if such individual were covered by that plan, as determined in the sole discretion of the Committee.

3.08 “Effective Date” means February 1, 2008.

3.09 “Employee” means any person who was employed by KNBT or a Subsidiary, or was an Officer of KNBT or a Subsidiary, but not including directors who were not also Officers of or otherwise employed by KNBT or a Subsidiary.

3.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

3.11 “Incentive Stock Option” means any KNBT Option which qualified as an incentive stock option within the meaning of Section 422 of the Code.

3.12 “KNBT Options” means rights to acquire KNBT common stock pursuant to the 2004 KNBT Plan.

3.13 “National Penn Common Stock” means shares of the common stock of National Penn (without par value) as described in National Penn’s Articles of Incorporation.

3.14 “Non-Employee Director” means a member of the Board of Directors of KNBT or any Subsidiary, including an Advisory Director of the Board of Directors of KNBT and/or any Subsidiary, or a former Officer or Employee of KNBT and/or any Subsidiary serving as a Director or Advisory Director, who was not then an Officer or Employee of KNBT or any Subsidiary.

3.15 “Non-Qualified Option” means any KNBT Option which was not an Incentive Stock Option.

3.16 “Officer” means an Employee whose position with KNBT or a Subsidiary was that of a corporate officer, as determined by the Board of Directors of KNBT.

3.17 “Options” means one of the substitute incentive stock options or substitute non-qualified options issued pursuant to the 2004 KNBT Plan and the Merger Agreement, exercisable for a total of 1,740,055 shares of National Penn Common Stock, subject to adjustment as provided in Section 6.01 hereof.

3.18 “Optionee” means an Employee or Non-Employee Director or former Employee or Non-Employee Director to whom a KNBT Option was granted under the 2004 KNBT Plan.

3.19 “Retirement” means:

(a) With respect to Employees, a termination of employment which constitutes a “retirement” at the “normal retirement age” or later under the National Penn Capital Accumulation Plan or such other qualified pension benefit plan maintained by National Penn as may be designated by the Board or the Committee, or, if no such plan is applicable, which would constitute “retirement” under the National Penn Capital Accumulation Plan, if such individual were a participant in that plan.

(b) With respect to Non-Employee Directors, retirement from service on the Board of National Penn or a Subsidiary (including service on the KNBT Regional Board (as defined in the Merger Agreement)) after reaching normal retirement age as established by National Penn.

3.20 “Subsidiaries” means, prior to the Effective Date, those subsidiaries of KNBT which met the definition of “subsidiary corporations” set forth in Section 424(f) of the Code, and, after the Effective Date, any subsidiary corporation of National Penn within the meaning of Section 424(f) of the Code.

ARTICLE IV

ASSUMPTION OF 2004 KNBT PLAN BY NATIONAL PENN

4.01. Assumption of the 2004 KNBT Plan by National Penn.

(a)	On the Effective Date, KNBT was merged with and into National Penn, with National Penn surviving such merger, under the name, articles of incorporation and bylaws of National Penn, pursuant to the Merger Agreement.

(b)	On the Effective Date, pursuant to the Merger Agreement, each outstanding option to purchase KNBT common stock under the 2004 KNBT Plan that remained unexercised was vested pursuant to the terms of the 2004 KNBT Plan and automatically converted into a substitute option to purchase National Penn Common Stock.

(c)	The number of shares subject to each substitute stock option and the exercise price for those shares were adjusted to prevent any alteration of the economic value of the original option, as measured immediately prior to and immediately following the Effective Date.

(d)	Immediately prior to the Effective Date, there were Non-Qualified Options outstanding under the 2004 KNBT Plan for 837,123 shares of KNBT common stock, all of which were automatically converted into substitute options in accordance with the provisions of Section 2.05(a) of the Merger Agreement. The number of shares of National Penn Common Stock subject to each substitute non-qualified option is equal to the number of shares of KNBT common stock originally subject to the KNBT Option immediately prior to the Effective Date times 1.03 (the “Exchange Ratio” as defined and set forth in Section 2.02 of the Merger Agreement), rounded down to the nearest share. As a result, Non-Qualified Options 100% vested and presently exercisable for 862,236 shares of National Penn Common Stock are outstanding.

(e)	Immediately prior to the Effective Date, there were Incentive Stock Options outstanding under the 2004 KNBT Plan for 852,307 shares of KNBT common stock, all of which were automatically converted into substitute options in accordance with the provisions of Section 2.05(a) of the Merger Agreement. The number of shares of National Penn Common Stock subject to each substitute incentive stock option is equal to the number of shares of KNBT common stock originally subject to the KNBT option immediately prior to the Effective Date times 1.03 (the “Exchange Ratio” as defined and set forth in Section 2.02 of the Merger Agreement) rounded down to the nearest share. As a result, Incentive Stock Options 100% vested and presently exercisable for 877,819 shares of National Penn Common Stock are outstanding.

(f)	This Plan reflects National Penn’s assumption of the 2004 KNBT Plan and of the stock options outstanding under the 2004 KNBT Plan as of the Effective Date, on the terms and conditions provided in the Merger Agreement, and National Penn’s determination to delete provisions of the 2004 KNBT Plan inapplicable to such outstanding options. This Plan amends and restates the 2004 Plan accordingly.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.01. Administration. The Plan shall be administered and interpreted by the Committee. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

5.02. Powers of the Committee.

(a) The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Option shall be final and binding in the absence of action by the Board. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

(b) A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the right to construe the Plan and the Options, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan and the Options and such action shall be final, binding and conclusive upon all parties concerned.

(c) The Committee does not have the authority to grant any stock options under the Plan in addition to those Options set forth in Section 4.1 hereof.

5.03 Liability. No member of the Committee or the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Plan to a Committee or the Board, or for the acts or omissions of any other members of a Committee or the Board.

ARTICLE VI

COMMON STOCK COVERED BY THE PLAN

6.01 Option Shares. The total number of shares of National Penn Common Stock subject to Incentive Stock Options under the Plan is 877,819 shares, and the total number of National Penn Common Stock subject to Non-Qualified Options under the Plan is 862,236 shares, for a total aggregate number of 1,740,055 shares of National Penn Common Stock subject to Options under the Plan, subject to adjustment as provided in Article VIII. Any fractional share of National Penn Common Stock resulting from the substitution of any individual KNBT Option shall be rounded down to the nearest share.

6.02 Source of Shares. The shares of National Penn Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by National Penn on the open market or from private sources for use under the Plan.

ARTICLE VII

TERMS AND CONDITIONS OF STOCK OPTION AWARDS

7.01 No Further Eligible Optionees. Other than the persons who received Options on the Effective Date pursuant to the Merger Agreement, no persons are eligible to participate in the Plan. Prior to the Effective Date, the persons eligible to participate in the 2004 KNBT Plan were Employees or Non-Employee Directors of KNBT and its Subsidiaries.

7.02 Stock Option Agreement. Each Optionee will be notified in writing of the number of shares of National Penn Common Stock subject to and the exercise price of each Incentive Stock Option and/or Non-Qualified Option he or she holds pursuant to the Plan. The notification will also include such other terms, conditions, restrictions and privileges as original KNBT Options contained, provided that they are not inconsistent with the terms, conditions and provisions of this Plan.

7.03 Option Exercise Price.

(a) The per share exercise price of the National Penn Common Stock covered by each Non-Statutory Option is equal to the quotient of: (i) the product of the original per share exercise price of that option times1.03 (the “Exchange Ratio” as defined and set forth in Section 2.02 of the Merger Agreement), provided that such exercise price shall be rounded up to the nearest cent.

(b) The per share exercise price of the National Penn Common Stock covered by each Incentive Stock Option is equal to the quotient of: (i) the product of the original per share exercise price of that option times1.03 (the “Exchange Ratio” as defined and set forth in Section 2.02 of the Merger Agreement), provided that such exercise price shall be rounded up to the nearest cent.

(c) Each Incentive Stock Option shall be further adjusted as required by Sections 409A and 424 of the Code so as not to constitute a modification, extension or renewal of that option within the meaning of Sections 409A and 424(h) of the Code.

7.04 Termination of Options. No Option shall be exercisable after the first to occur of the following:

(a) Expiration of the Option term originally fixed by the Board of Directors of KNBT.

(b) Expiration of six months from the date the Optionee’s employment with National Penn or any Subsidiary terminates for any reason other than Disability, Retirement or death;

(c) Expiration of three years from the date the Optionee’s employment with National Penn or any Subsidiary terminates by reason of the Optionee’s Disability or Retirement;

(d) Expiration of three years from the date the Optionee’s service as a Non-Employee Director with National Penn or any Subsidiary terminates, including service as an Advisory Director;

(e) Expiration of one year from the date the Optionee’s employment or service as a Non-Employee Director with National Penn or any Subsidiary terminates by reason of the Optionee’s death; or

(f) Expiration of ten years from the date the KNBT Option was granted.

7.05 Transfers. No Option granted under the Plan may be transferred except by will or by the laws of descent and distribution. During the lifetime of the Optionee, such Option may be exercised only by him or her or his or her guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Options may transfer such Options to his or her immediate family or to a duly established trust for the benefit of one or more of these individuals. For purposes hereof, “immediate family” includes but is not necessarily limited to, the Optionee’s spouse, children (including step children), parents, grandchildren and great grandchildren. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to this Section 7.05. Options which are transferred pursuant to this Section 7.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

7.06 Exercise of Options. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written stock option agreement delivered in connection with the substitution of each Option.

7.07 Payment for Shares. Payment in full of the purchase price for shares of National Penn Common Stock purchased pursuant to the exercise of any Option shall be made to National Penn upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to National Penn the amount of sale proceeds to pay the exercise price and any withholding taxes due, all in accordance with applicable laws and regulations, or (iii) at the discretion of the Board or the Committee, by delivering shares of National Penn Common Stock (including shares acquired pursuant to the previous exercise of an Option) equal in fair market value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of National Penn Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. With respect to subclause (iii) hereof, the shares of National Penn Common Stock delivered to pay the purchase price must have been shares of National Penn Common Stock acquired by the Optionee (or any beneficiary of an Optionee) which shares have been held for a period of not less than six months.

7.08 Voting and Dividend Rights. No Optionee shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of National Penn Common Stock covered by an Option prior to the time that his or her name is recorded on National Penn’s shareholder ledger as the holder of record of such shares acquired pursuant to the exercise of an Option.

ARTICLE VIII

ADJUSTMENTS FOR CAPITAL CHANGES

8.01 Adjustments for Capital Changes. The aggregate number of shares of National Penn Common Stock subject to Incentive Stock Options and Non-Qualified Options under this Plan, the number of shares to which any Option relates, and the exercise price per share of National Penn Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of National Penn Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by National Penn. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of National Penn, the shares of National Penn’s Common Stock shall be exchanged for other securities of National Penn or of another corporation, each Option shall be converted, subject to the conditions herein stated, into the right to purchase or acquire such number of shares of National Penn Common Stock or amount of other securities of National Penn or such other corporation as were exchangeable for the number of shares of National Penn Common Stock which such Optionee would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

9.01 Amendment and Termination of the Plan. The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of National Penn Common Stock as to which Options have not been granted, subject to any required shareholder approval or any shareholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted or awarded under this Plan except as provided by Article VIII hereof or except as specifically authorized herein.

Notwithstanding anything to the contrary herein, in no event shall the Board without shareholder approval amend the Plan or shall the Board or the Committee amend an Option in any manner that effectively allows the repricing of any Option previously granted under the Plan either through a reduction in the Exercise Price or through the cancellation and regrant of a new Option in exchange for the cancelled Option (except as permitted pursuant to Article VIII in connection with a change in National Penn’s capitalization).

ARTICLE X

EMPLOYMENT RIGHTS

10.01 No Right to Employment. Nothing contained in the Plan or in any instrument under the Plan shall create any right on the part of any Employee or Non-Employee Director of National Penn or a Subsidiary to continue in such capacity.

ARTICLE XI

WITHHOLDING

11.01 Tax Withholding. National Penn may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable minimum withholding and employment taxes, and if the amount of such cash payment is insufficient, National Penn may require the Optionee to pay to National Penn the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option. National Penn also may withhold or collect amounts with respect to a disqualifying disposition of shares of National Penn Common Stock acquired pursuant to exercise of an Incentive Stock Option.

11.02 Methods of Tax Withholding. The Board or the Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Optionee’s tax withholding obligation by the retention of shares of National Penn Common Stock to which the Optionee would otherwise be entitled pursuant to an Option and/or by the Optionee’s delivery of previously owned shares of National Penn Common Stock or other property.

ARTICLE XII

EFFECTIVE DATE OF THE PLAN; TERM

12.01 Effective Date of the Plan. This Plan shall be effective on the Effective Date.

12.02 Term of Plan. If not terminated by the Board at an earlier time, then, at such time as all Options outstanding under the Plan have either been exercised, lapsed unexercised, or been terminated, forfeited or cancelled as provided herein, the Plan shall terminate.

ARTICLE XIII

MISCELLANEOUS

13.01 Governing Law. To the extent not governed or preempted by Federal law, this Plan document, and any agreements issued pursuant hereto, shall be construed, administered and enforced under the laws of the Commonwealth of Pennsylvania.